EX-99.11.a

Law Offices of

Stradley, Ronon, Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, Pennsylvania 19103-7198

(215) 564-8000

December 8, 2017

Board of Directors

Dimensional Investment Group Inc.

6300 Bee Cave Road, Building One

Austin, Texas 78746

Subject:         Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Dimensional Investment Group Inc. (the “Company”), a corporation organized under Maryland law, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”). The purpose of the Registration Statement is to register shares of common stock, with par value of one cent ($0.01) per share (the “Shares”), to be issued by the Company on behalf of certain of its series as shown in the table below (the “Acquiring Portfolios”), in connection with the acquisition of substantially all of the assets of certain series of the Company and the DFA Investment Dimensions Group Inc., a corporation organized under Maryland law, as shown in the table below (the “Target Portfolios”), by and in exchange for Shares, of the Acquiring Portfolios (each a “Transaction,” collectively, the “Transactions”), respectively.

Target Portfolios	Acquiring Portfolios
DFA International Value Portfolio II LWAS/DFA International High Book to Market Portfolio	DFA International Value Portfolio III

LWAS/DFA U.S. High Book to Market Portfolio	U.S. Large Cap Value Portfolio III

In rendering the opinion hereinafter set forth, we have examined the Company’s Articles of Incorporation (the “Articles”) and Bylaws, each as amended, restated and supplemented to date, in connection with the Transactions, the form of Plan of Reorganization for each Transaction, which were approved by the Boards of Directors of the Target Portfolios and Acquiring Portfolios (the “Plans”), a Certificate of Good Standing of the Company from the Secretary of the State of Maryland dated December 8, 2017, the Registration Statement to be filed on December 8, 2017, resolutions adopted by the Boards of Directors of the Target Portfolios and Acquiring Portfolios in connection with the Transactions, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Maryland General Corporation Law governing the issuance of the shares of the Company, and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

Board of Directors

Dimensional Investment Group Inc.

December 8, 2017

We have assumed the following for purposes of this opinion:

1.    The Shares of each Acquiring Portfolio will be issued in accordance with the Articles and Bylaws, as amended, restated or supplemented to date, and the resolutions of the Board of Directors of the Company relating to the creation, authorization and issuance of the Shares.

2.    The Shares will be issued against payment therefor as described in the Registration Statement and the Plans, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, and assuming that the total number of Shares of each Acquiring Portfolio, which are issued and outstanding after the transfer of such Shares to the Target Portfolios, respectively, as provided in the Plans, does not exceed the total number of Shares authorized, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plans, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is solely for the use of the Company and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Jana L. Cresswell
Jana L. Cresswell, a Partner